Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
EXCO Resources, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-177900, 333-159930, 333-156086, 333-132551, 333-146376 and 333-189262) and Form S-3 (Nos. 333-169253, 333-192898, 333-193660, 333-195126, 333-203549, 333-207166, and 333-208379) of EXCO Resources, Inc. and subsidiaries (the Company) of our report dated March 2, 2016, with respect to the consolidated balance sheets of EXCO Resources, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10‑K of EXCO Resources, Inc.
/s/ KPMG LLP
KPMG LLP

Dallas, Texas
March 2, 2016